Exhibit 99.5

Volume 7, number 1	August 10, 2012
AS AT MAY 31, 2012

Note to the reader: Reports for 2012-2013

Like last year, the first report on the financial transactions of 2012-2013 encompasses the first two months of activity, i.e. April and May 2012. Future reports will be produced on a monthly basis.

Cumulative results as at May 31, 2012

❑	As at May 31, 2012, i.e. two months after the beginning of the fiscal year, budgetary revenue amounts to $10.6 billion while budgetary expenditure stands at $12.3 billion.

❑	The results of consolidated entities show a surplus of $421 million.

❑	The deficit stands at $1.3 billion as at May 31, 2012.

The budgetary balance within the meaning of the Balanced Budget Act, which includes the payment to the Generations Fund, shows a deficit of $ 1.4 billion. As forecast in Budget 2012-2013 last March 20, the budget deficit within the meaning of the Balanced Budget Act is expected to amount to $1.5 billion for fiscal year 2012-2013.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	April to May		2012-2013 Budget
	2011-2012[1]	2012-2013	2012-2013	Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	8 154	8 102	53 598	6.4

Federal transfers	2 508	2 513	15 797	4.1
Total	10 662	10 615	69 395	5.9

BUDGETARY EXPENDITURE

Program spending	- 10 766	- 11 012	- 62 642	2.0

Debt service	- 1 239	- 1 302	- 8 237	10.5
Total	- 12 005	- 12 314	- 70 879	3.0

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	251	300	384	—

Health and social services and education networks	- 4	- 17	- 100	—

Generations Fund	122	138	911	—
Total	369	421	1 195	—

Contingency reserve	—	—	- 300	—

DEFICIT	- 974	- 1 278	- 589	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	- 122	- 138	- 911	—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	- 1 096	- 1 416	- 1 500	—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

Budgetary balance

❑

For the months of April and May 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.4 billion. A deficit during the first two months of the fiscal year is consistent with the historical trend. Indeed, during this period expenditures generally exceed revenues since government departments use larger amounts in the course of their activities.

❑

For fiscal year 2012-2013 as a whole, the forecast budget deficit remains unchanged at $1.5 billion. Budget 2012-2013 incorporates the following items that will have a particular effect on the budgetary balance during the year:

—

an increase in amounts paid on account of the solidarity tax credit, since monthly payments of this new tax credit started in July 2011, i.e. in the fourth month of fiscal year 2011-2012, whereas payments will be made over twelve months in 2012-2013;

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST);

—	a contingency reserve of $300 million.

Budgetary revenue

❑	As at May 31, 2012, budgetary revenue amounts to $10.6 billion, $47 million less than as at May 31, 2011.

—

Own-source revenue stands at $8.1 billion, $52 million less than last year. This decline stems in particular from the payment of $239 million in April and May 2012 on account of the solidarity tax credit implemented as of July 2011.

—	Federal transfers amount to $2.5 billion, up $5 million compared to May 31, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $12.3 billion, an increase of $309 million, or 2.6%, compared to last year.

—	For the first two months of the fiscal year, program spending rose by $246 million, or 2.3%, and stands at $11.0 billion. The growth forecast for 2012-2013 in the budget last March 20 is 2.0%.

—	The most significant changes are in the Health and Social Services ($203 million) and the Education and Culture ($39 million) missions.

—

Consistent with the historical trend, the pace of program spending is faster at the beginning of the year because of the allocation details of certain grants, including those relating to the health and social services and the education networks.

—	Debt service amounts to $1.3 billion, up $63 million or 5.1% compared to last year.

Consolidated entities

❑	As at May 31, 2012, the results of consolidated entities show a surplus of $421 million. These results include:

—	a surplus of $300 million for non-budget-funded bodies and special funds;

—	a $17-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $138 million.

Net financial requirements

❑

As at May 31, 2012, consolidated net financial requirements stand at $2.9 billion, a decrease of $600 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	April to May
	2011-2012[1]	2012-2013	Change
BUDGETARY REVENUE

Own-source revenue	8 154	8 102	- 52

Federal transfers	2 508	2 513	5
Total	10 662	10 615	- 47

BUDGETARY EXPENDITURE

Program spending	- 10 766	- 11 012	-246

Debt service	- 1 239	- 1 302	- 63
Total	- 12 005	- 12 314	- 309

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	251	300	49

Health and social services and education networks	-4	- 17	- 13

Generations Fund	122	138	16
Total	369	421	52
DEFICIT	- 974	- 1 278	- 304

Consolidated non-budgetary requirements	- 2 563	- 1 659	904

CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 3 537	- 2 937	600
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	April to May
Revenue by source	2011-2012[1]	2012-2013	Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	2 759	2 692	- 2.4

Contributions to Health Services Fund	925	1 011	9.3

Corporate taxes	638	484	- 24.1

Consumption taxes	2 578	2 832	9.9

Others sources	419	341	- 18.6
Total own-source revenue excluding government enterprises	7 319	7 360	0.6

Revenue from government enterprises	835	742	- 11.1
Total own-source revenue	8 154	8 102	- 0.6

Federal transfers

Equalization	1 302	1 232	- 5.4

Protection payment	62	60	- 3.2

Health transfers	753	804	6.8

Transfers for post-secondary education and other social programs	246	252	2.4

Other programs	145	165	13.8
Total federal transfers	2 508	2 513	0.2
BUDGETARY REVENUE	10 662	10 615	- 0.4
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	April to May
Expenditures by mission	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	5 035	5 238	4.0

Education and Culture	3 047	3 086	1.3

Economy and Environment	1 051	1 061	1.0

Support for Individuals and Families	983	1 003	2.0

Administration and Justice	650	624	- 4.0
Total program spending	10 766	11 012	2.3

Debt service	1 239	1 302	5.1
BUDGETARY EXPENDITURE	12 005	12 314	2.6

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	April to May 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	1 564	138	67	977	3 723	—	6 469	- 3 652	2 817

EXPENDITURE

Expenditure	- 1 022	—	- 67	- 977	- 3 452	- 17	- 5 535	3 485	- 2 050

Debt service	- 306	—	—	—	- 207	—	- 513	167	- 346

TOTAL	- 1 328	—	- 67	- 977	- 3 659	- 17	- 6 048	3 652	- 2 396
RESULTS	236	138	—	—	64	- 17	421	—	421
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances du Québec at 418 528-9323.

The report is also available on the Ministère des Finances du Québec website: www.finances.gouv.qc.ca.

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